Exhibit 99.1

Press Release
April 20, 2015

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE THREE MONTHS ENDED MARCH 31, 2015

LCNB Corp. (LCNB) today announced net income of $2,834,000 (total basic and diluted earnings per share of $0.30) for the three months ended March 31, 2015.  This compares to net income of $1,323,000 (total basic and diluted earnings per common share of $0.14) for the same three-month period in 2014.  Results for 2014 were significantly affected by the completion of the acquisition of Eaton National Bank & Trust Co. on January 24, 2014.

Commenting on the financial results, LCNB CEO Steve Wilson said, "We are pleased to report solid financial results for the first quarter of 2015. Growth in the loan portfolio and in deposits has contributed to increased net interest income and a higher net interest margin. Credit quality remains stable and our capital ratios remain strong. In addition, we look forward to our pending partnership with BNB Bancorp, Inc. and its subsidiary Brookville National Bank of Brookville, Ohio, which we anticipate closing during the second quarter 2015. This acquisition will strengthen our presence in the desirable Montgomery County market and open up new markets as we provide Brookville's customers with a broader array of banking services."

Net interest income for the three months ended March 31, 2015 increased $965,000 from the comparative period in 2014 due primarily to an increase in the volume of average interest earning assets, primarily loans, and to an increase in the net interest margin.

The provision for loan losses for the three months ended March 31, 2015 was $12,000 less than the comparable period in 2014.  Net loan charge-offs for for the first quarter of 2015 and 2014 totaled $352,000 and $300,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $4,327,000 or 0.62% of total loans at March 31, 2015, compared to $5,802,000 or 0.83% of total loans at December 31, 2014.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure) totaled $1,364,000 and $1,370,000 at March 31, 2015 and December 31, 2014, respectively.

Non-interest income for the three months ended March 31, 2015 was $229,000 greater than the comparable period in 2014 primarily due to increases in trust income and gains from sales of investment securities. The increase in trust income was due to growth in the fair value of assets serviced. The increase in gains from sales of investment securities was due to a higher volume of sales during the 2015 period.

Non-interest expense for the three months ended March 31, 2015 was $1,023,000 less than the comparable periods in 2014 primarily due to the absence of an acquisition during the first quarter 2015. Merger-related expense for 2015 was $1,222,000 less than for the same period in 2014. This decrease was partially offset by a $372,000 increase in salaries and employee benefits primarily due to routine salary and wage increases, an increase in the number of employees, and to increased retirement plan expenses.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 35 offices located in Warren, Butler, Montgomery, Clinton, Clermont, Hamilton, Fayette, Ross, and Preble Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies, including the successful integration of recently completed and pending acquisitions;

2.	LCNB may incur increased charge-offs in the future;

3.	LCNB may face competitive loss of customers;

4.	changes in the interest rate environment may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

5.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;

6.	changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

7.	LCNB may experience difficulties growing loan and deposit balances;

8.	the current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations;

9.
deterioration in the financial condition of the U.S. banking system may impact the valuations of investments LCNB has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and

10.
the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder, which may subject LCNB and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.